Exhibit 11

COMPUTATION OF EARNINGS PER SHARE
THREE MONTHS AND NINE MONTHS ENDED 9/30/95


Actual shares outstanding 9/30/95 adjusted for stock splits and dividends            1,324,230

Common shares subject to SAB Topic 4D (outstanding for all periods presented)
 Shares issued to employees for contributed services (11/95)                             3,330
 Securities sold in private offering (12/95)                                           842,835
 Securities issued for notes receivable (12/95)                                        194,588

Common equivalents subject to SAB Topic 4D                                                 -0-
                                                                                     ---------

Common and common equivalent shares outstanding at 9/30/95                           2,364,983




<Caption
                                        Three months         Nine months
                                             ended             ended
                                           9/30/95            9/30/95
                                        ------------         -----------
      Net Income (Loss)                  $(108,114)          $(416,535)


Net Loss per common and
  common equivalent shares               $ (0.0457)          $ (0.1761)
Rounded                                  $   (0.05)          $   (0.18)


COMPUTATION OF EARNINGS PER SHARE
NINE MONTHS ENDED 9/30/96


Actual shares outstanding at 1/1/96                                       2,364,983

Common equivalents subject to SAB Topic 4D - Warrants Antidilutive              -0-
                                                                          ---------

Common and common equivalent shares outstanding at 6/30/96                2,364,983

Weighted Average Computation for 9 months ended 9/30/96
  Common and common equivalent shares outstanding for entire 9 months     2,364,983
             Shares issued at IPO            977,500
             Outstanding for 4.5/9 months        .50
             ---------------------------------------

                                                                            488,750
                                                                         ----------

Weighted average shares outstanding for 9 months ended 9/30/96            2,853,733
                                                                         ==========


Weighted Average Computation for 3 months ended 9/30/96
  Common and common equivalent shares outstanding at 1/1/96               2,364,983
         Shares issued at IPO                                               977,500
                                                                         ----------

         Shares Outstanding at 6/30/96                                    3,342,483
         Changes during 3 months ended 9/30/96                                  -0-
                                                                         ----------

Weighted average shares outstanding for 3 months ended 9/30/96            3,342,483
                                                                         ==========




                                        Three months     Six Months
                                           ended            ended
                                          9/30/96          9/30/96
                                        ------------     ----------
    Net Income (Loss)                   $(165,642)       $(671,280)

Net Loss per common and
  common equivalent shares              $ (0.0495)       $ (0.2352)
Rounded                                 $   (0.05)       $   (0.24)